Exhibit 99.1

201 N. Harrison St.

Davenport, IA 52801-1939

www.lee.net

NEWS RELEASE

Lee Enterprises will sell shoppers, other publications and commercial printing operations in Pacific Northwest

DAVENPORT, Iowa (Sept. 7, 2006) — Lee Enterprises, Incorporated (NYSE: LEE), announced today that it is divesting its stand-alone publishing and commercial printing operations in the Pacific Northwest and a twice-weekly newspaper in Oregon. All are located in markets in which Lee does not own daily newspapers.

Lee also announced intentions to sell its smallest stand-alone daily newspaper, The Daily News, in Rhinelander, Wis. The newspaper, which was part of Lee’s acquisition of Pulitzer Inc. in 2005, has circulation of 3,800 daily and 4,000 Sunday.

The asset sales in the Pacific Northwest involve three buyers and are expected to be completed by early October.

The Little Nickel and Nickel Ads Classifieds, based in Seattle, Wash., and Portland, Ore., will be acquired by an affiliate of Black Press Ltd., based in Victoria, British Columbia. The publications have combined weekly distribution of more than 375,000 copies. Their online sites are www.littlenickel.com and www.nickelads.com. Black Press Ltd. is a private company that owns and operates 115 newspapers in western Canada, Washington State and Hawaii. Black Press Ltd. is 80 percent owned by the David Black family and 20 percent by Torstar Corporation.

Target Media Partners, a leading advertising publisher and content provider with 30 interactive websites, 43 classified and photo ad papers in 23 states and 12 nationally distributed titles addressing the trucking and closeout industries, will acquire through its affiliate Lee’s 19 Eastern Washington publications and commercial printing operation. The purchase includes three websites (www.wheeldeals.com, www.nickelnik.com and www.ewnickels.com) and a commercial printing operation. Publications include Nickel Nik, Nickel Nik’s Wheel Deals, Nickel Nik’s Wheel Deals RV, Driveline and Home Buyers Guide, all in Spokane; Nickel Nik and Wheel Deals in Kennewick; Nickel Saver and Columbia Basin Homes and Real Estate in Moses Lake; Nickel Ads and NCW Homes in Wenatchee; and Buyline Classifieds in Walla Walla.

In Oregon, the Newport News-Times, www.newportnewstimes.com, has been acquired by News Media Corporation. The twice-weekly newspaper has circulation of 8,250 and includes two weekly shoppers, This Week and Coast Classifieds, and a monthly specialty publication, Coast on Over. News Media Corporation, www.newsmediacorporation.com, based in Rochelle, Ill., owns five daily newspapers and 51 weekly newspapers in nine states.

The aggregate price of the Pacific Northwest properties totals approximately $51 million. Net proceeds will be used to reduce debt as Lee continues to focus on its core daily newspaper and online operations.

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Lee will record an aggregate loss after income taxes of about $6.8 million, or 15 cents per diluted common share. Lee purchased the properties in 1997.

For the last 12 months ended July 2006, the Pacific Northwest properties had revenue of $38.2 million. Financial results of the businesses to be sold will be moved to discontinued operations for future financial reporting purposes.

Lazard advised Lee in the Pacific Northwest transactions.

Lee will continue to operate three daily newspapers in other locations in Oregon and Washington. They are the Albany Democrat Herald and the Corvallis Gazette-Times in Oregon and The Daily News in Longview, Washington.

Lee Enterprises is a premier publisher of local news, information and advertising in primarily midsize markets. Lee owns 53 daily newspapers and a joint interest in five others, along with rapidly growing online sites and more than 300 weekly and specialty publications in 23 states. Lee’s newspapers have circulation of 1.7 million daily and 1.9 million Sunday, reaching more than four million readers daily. Lee’s online sites reach more than two million users, and Lee’s weekly publications have distribution of more than 4 million households. Lee’s markets include Napa, Calif.; Bloomington, Ill.; Billings, Mont.; Madison, Wis.; and St. Louis, Mo. Lee is based in Davenport, Iowa, and its stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee Enterprises, please visit www.lee.net.

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. This release contains information that may be deemed forward-looking and that is based largely on the Company’s current expectations and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties are changes in advertising demand, newsprint prices, energy costs, interest rates, labor costs, legislative and regulatory rulings and other results of operations or financial conditions, difficulties in integration of acquired businesses or maintaining employee and customer relationships and increased capital and other costs. The words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. The Company does not publicly undertake to update or revise its forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

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